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                                                                   Exhibit 3-129
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                                                                     FILED
                                                                  DEC 1 1995
                                                               IN THE OFFICE OF
                                                              SECRETARY OF STATE
                                                                 WEST VIRGINIA
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                   GLENMARK PROPERTIES I, LIMITED PARTNERSHIP

                              AMENDED AND RESTATED
                       CERTIFICATE OF LIMITED PARTNERSHIP
                       ----------------------------------

   We, the undersigned, desiring to amend and restate the Certificate of Limited Partnership of Glenmark Properties I, Limited Partnership (the "Partnership") filed pursuant to the West Virginia Uniform Limited Partnership Act (the "Act") on November 9, 1987 in the Office of the Secretary of State of West Virginia and amended and restated on May 13, 1988, certify as follows:

   1. Name. The name of the Partnership is GLENMARK PROPERTIES I, LIMITED PARTNERSHIP.

   2. Business. The business of the Partnership is to finance, invest in, construct, improve, lease, sell, and otherwise deal with a nursing home facility in Spencer, West Virginia and to engage in such other activities as may be incidental thereto or in furtherance thereof, including, if necessary or advisable, the direct operation of the facility as a nursing home and any related activities.

   3. Address. The address of the office of the Partnership is:
               1369 Stewartstown Road
               Morgantown, West Virginia 26505

and the name of the agent for service of process at that address is:
               Glenmark Associates, Inc.

   4. Partners. The name, business address and percentage ownership of the Partnership of each Partner are set forth on Exhibit "A" attached hereto and made a part hereof.

   5. Withdrawing General Partners. The names and addresses of the withdrawing general partners are:

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    Mark R. Nesselroad
    1369 Stewartstown Road
    Morgantown, West Virginia 26505
    Glenn T. Adrian
    1369 Stewartstown Road
    Morgantown, West Virginia 26505
    Michael L. Anderson
    1369 Stewartstown Road
    Morgantown, West Virginia 26505
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   6. Substitute Limited Partner. A Limited Partner may grant an assignee of his
Partnership interest the right to become a Limited Partner only with the written consent of the General Partners and only if (i) in the case of a proposed sale, the assignor first, offers his interest to the General Partners; (ii) the assignor and/or assignee pays all reasonable expenses connected with the assignment; (iii) the assignee consents to be bound by the Partnership Agreement and executes such instruments as the General Partners shall request; (iv) where applicable, the assignor states his intention in writing to substitute the assignee in his place; (v) the assignee meets the requirements applicable to the original sale of the assignor; and (vi) the assignee delivers an opinion of counsel to the effect that the transfer does not violate applicable law.

   7. Termination of a Partner's Membership. No time prior to the dissolution and termination of the Partnership has been agreed upon for the termination of a Partner's membership in the Partnership and a distribution to him in respect of his Partnership interest.

   8. Right to Receive Distributions. Until the Limited Partners have received in the aggregate during the term of the Partnership cash distributions from profits or otherwise in an amount equal [o] their capital contributions, the annual Net Cash Flow of the Partnership and the Net Proceeds of Non-Terminating Capital Transactions, as those terms are defined in the Partnership Agreement, will be distributed 70% to the Limited Partners and 30% to the General Partners. After the return in cash of an amount equal to the Limited Partners' capital contributions, the Net Cash Flow and such Net Proceeds will be distributed 30% to the Limited Partners and 70% to the General Partners. Generally, profits and losses for tax purposes will be allocated 70% to the Limited Partners and 30% to the General Partners. All items of profits or losses for tax purposes in respect of the foregoing or otherwise shall be allocated as provided in the Partnership Agreement. The Limited Partners shall receive no other compensation by way of income.

   9. Return of Capital Contributions. No Partner has the right to receive, nor do the General Partners have the right to make distributions to a Partner which include a return of all or any part of such Partner's contribution, other than upon the dissolution and termination of the Partnership.

   10. Time for Dissolution. The Partnership shall be dissolved and its affairs wound up upon the expiration of its term on December 31, 2025; the determination by the General Partners and a majority in interest of the Limited Partners to dissolve and terminate the Partnership; the sale of all or substantially all the assets of the Partnership; or otherwise as provided in the Act or in the Partnership Agreement.


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   11. Right to Continue the Partnership. On the happening of an event of withdrawal of a General Partner, the remaining General Partner or General Partners shall have the right to continue the business of the Partnership as provided in the Partnership Agreement.

   IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Certificate of Limited Partnership on this 1st day of December, 1995.


                                               GENERAL PARTNER:

                                               GLENMARK ASSOCIATES, INC.

                                                By: /s/ Mark R. Nesselroad
                                                --------------------------------
                                                    Mark R. Nesselroad, Chairman








This Amended and Restated Certificate of Limited Partnership was prepared by Mary J. Mullany, Esquire, whose mailing address is 4200 One Liberty Place, Philadelphia, Pennsylvania 19103.

[o]


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STATE OF WEST VIRGINIA      )
                            ) SS:
COUNTY OF MONONGALIA        )


   On this, the 1st day of December, 1995, before me, a Notary Public, personally appeared MARK R. NESSELROAD who acknowledged himself to be the Chairman of GLENMARK ASSOCIATES, INC., and that he being authorized to do so executed the foregoing instrument for the purposes therein contained.

   IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

[graphic omitted]                             /s/ [graphic of signature]
                                              ----------------------------------
                                              Notary Public

My Commission Expires: July 25th 2000


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                                   EXHIBIT "A"

                                                                      Percentage
General Partner                                                        Ownership
----------------                                                      ----------
Glenmark Associates, Inc.                                                  30.0%
1369 Stewartstown Road
Morgantown, West Virginia 26505

Limited Partners
----------------
Samuel J. Black                                                            20.0%
125 Glade Park East
Kittanning, PA 16201

V.K. Raju                                                                   2.5%
V.N. Raju
1460 Anderson Avenue
Morgantown, West Virginia 26505

Guy H. Stewart                                                              2.5%
525 Pocahontas Avenue
Morgantown, West Virginia 26505

Glenmark Associates, Inc.                                                  45.0%
1369 Stewartstown Road
Morgantown, West Virginia 26505

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